UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2011
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	26-1531856 (IRS Employer Identification Number)
3939 Technology Drive, Maumee, Ohio 43537
(Address of principal executive offices) (Zip Code)
(419) 887-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Commitment Letter
On January 21, 2011, Dana Holding Corporation (“Dana”) obtained a commitment letter (the “Commitment Letter”) from Citigroup Global Markets Inc., Wells Fargo Capital Finance, LLC, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch, ING Capital LLC, and UBS Securities LLC (collectively, together with certain of their affiliates, the “Commitment Parties”) under which the Commitment Parties and Dana agreed to amend and restate the Revolving Credit and Guaranty Agreement dated as of January 31, 2008, as amended as of April 30, 2009 and January 14, 2011, among Dana, the guarantors party thereto, Citicorp USA Inc., as administrative agent, and other lenders party thereto.
Under the Commitment Letter, the Commitment Parties and Dana agreed to: (i) an extension of the maturity date to five years from the closing date of the amendment and restatement, (ii) a reduction in the aggregate principal amount of the facility to $500 million, with a $100 million incremental facility, (iii) an increase in the applicable interest rate margins to 2.50% to 3.00% for LIBOR loans and 1.50% to 2.00% for base rate loans, in each case, depending on Dana’s average daily borrowing availability under the facility, (iv) an increase in the commitment fees on the unused portion of the facility to 0.50% to 0.625%, depending on Dana’s average daily use of the facility, and (v) changes to certain definitions relating to financial and negative covenants.
Notes Offering
On January 24, 2011, Dana announced the commencement of a registered public offering of its senior unsecured notes.
Dana issued a press release in connection with the commencement of the offering and the Commitment Letter which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following items are filed with this report.

Exhibit No.	Description
99.1	Press release dated January 24, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: January 24, 2011	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated January 24, 2011

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